Exhibit 99.1

NCI Study Demonstrates Significant Overall Survival and Time-to-Next-Treatment Benefits for BiovaxID®

Cancer Vaccine Following Rituximab-Chemotherapy in Mantle Cell Lymphoma Study

Results presented at ASCO and highlighted in article published in GEN

TAMPA, FL and MINNEAPOLIS, MN – June 7, 2012 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that the U.S. National Cancer Institute (NCI) presented long-term (median 10-year follow-up) outcomes at the 2012 American Society of Clinical Oncology Annual Meeting (ASCO 2012) from a Phase II BiovaxID® lymphoma vaccine clinical trial. The results (detailed in Abstract #2528), reported in a poster presented by the NCI, demonstrated that vaccination following rituximab combination chemotherapy induced nearly universal T-cell immune responses, the elevation of which strongly correlated with overall survival and time-to-next treatment benefits in patients with mantle cell lymphoma (MCL), a highly aggressive form of B-cell non-Hodgkin’s lymphoma.

Wyndham H. Wilson, M.D., Ph.D., Chief of the Lymphoma Therapeutics Section at NCI and the principal investigator of the MCL study, stated in an article published in Genetic Engineering & Biotechnology News (GEN), “We found that among MCL patients treated with a hybridoma-based idiotype vaccine, patients who had T-cells that produced GM-CSF when exposed to tumor antigen had a significantly longer survival and delayed time to next treatment compared to patients who did not have GM-CSF producing T-cells. Interestingly, studies have shown that GM-CSF producing T-cells are important for promoting autoimmunity, which is what we hope an antitumor vaccine will do. In the latter case, the autoimmunity is against a tumor antigen and not a normal cell.”

Additionally, Sattva S. Neelapu, M.D., Associate Professor at the Department of Lymphoma/Myeloma, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center (Houston, TX), a co-investigator of this Phase II study and an investigator on the Phase III (BV301) BiovaxID clinical trial in follicular lymphoma, commented that, “These results complement the body of data supporting the safety and efficacy of BiovaxID.”

The study (n=24), with 122 months of median potential follow-up (range: 111-132 months), demonstrates a median overall survival of 104 months, exceeding reported historic overall survival rates for ‘low-risk’ MIPI patients and substantially exceeding reported historic overall survival rates for ‘high-risk’ and ‘intermediate-risk’ MIPI patients (See Figure 1). Furthermore, the study demonstrates a highly statistically-significant association between overall survival and specific vaccine-induced anti-tumor GM-CSF cytokine (T-cell) responses.

Overall Survival Benefit in MCL: Patients with a high degree of this T-cell response to vaccination experienced an estimated survival of approximately 75% at 10-years, compared to a survival of approximately 25% in the group of patients with a low degree of T-cell GM-CSF responses (See Figure 2). Overall, patients with the T-cell response experienced an approximately three-fold improvement in their probability of survival compared with those did not achieve this response to vaccine.

Time-to-Next Treatment Benefit in MCL: In addition to the overall survival benefit observed, there was also a highly statistically significant association between the BiovaxID-induced T-cell response and time-to-next-treatment benefit with a nearly a 10-fold improvement for those patients that developed this specific BiovaxID-induced T-cell response versus those who did not (51.9 months versus 5.5 months from the time of first progression) (See Figure 3).

According to Carlos F. Santos, Ph.D., Biovest’s Senior Vice President, Product Development & Regulatory Affairs, “We believe that these study results from the Phase II bridging study conclusively demonstrate that BiovaxID vaccine consolidation engenders strong anti-tumor T-cell immune responses following rituximab-combination chemotherapy which correlate with long-term clinical benefits. With our vaccine’s T-cell activating properties, long persistence of effect, high degree of safety and a mechanism of action that complements rituximab, BiovaxID represents an urgently needed non-immunosuppressive consolidation therapeutic option for lymphoma patients. These study results suggest that with minimal toxicity, BiovaxID induces tumor-specific T-cell responses which could dramatically slow tumor growth and improve survival in lymphoma patients.”

BiovaxID MCL Study Conclusions

•	At 11-years follow-up, post-vaccination GM-CSF producing anti-tumor T-cells were significantly associated with overall survival and time-to-next-treatment benefits.

•	Results suggest that post-vaccination GM-CSF producing T-cells induce clinically significant anti-tumor effects which could slow tumor growth and improve survival.

•	Pre-treatment GM-CSF producing anti-tumor T-cells correlated with post-treatment enhancement of immune response, suggesting a priming effect.

•	This is the first evidence that idiotypic vaccination may improve survival of MCL, an aggressive B-cell subtype of non-Hodgkin’s lymphoma for which there is no current consensus standard-of-care.

The article published in Genetic Engineering & Biotechnology News (GEN) covering Biovest’s latest exciting BiovaxID MCL study results can be accessed in the Media Center at Biovest’s corporate website at: http://www.biovest.com/investor-relations/media-center

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this presentation/interview that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Biovest and its product candidate, BiovaxID® and any other statements relating to products, product candidates, product development programs, the FDA, the EMA, Health Canada or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. In particular (and without limitation), statements regarding the timing of anticipated filing of a Marketing Authorization Application for BiovaxID with the EMA or a New Drug Submission for BiovaxID with Health Canada, pre-filing meetings with the FDA or other jurisdictions and/or commercial plans reflect current expectations but are subject to inherent risks of delay in compilation and finalization of all components of the licensing application. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.